Exhibit 10.43

LICENSE AGREEMENT

The parties agree as follows:

Date of this
LICENSE:	March 1, 2015

Parties to this	LICENSOR:	Interlink Electronics, Inc.
LICENSE:	Address for notices:	31248 Oak Crest Drive, Ste. 110
Westlake Village, California 93063

	You, the LICENSEE:	BKF Capital Group, Inc.
	Address for notices:	31248 Oak Crest Drive, Ste. 110
Westlake Village, California 93063

Information from
Over-Lease:	Landlord:	KSwiss, Inc.
Address for notices:

	Date of Overlease:	December 8, 2014
	Term of Overlease:	February 1, 2015 to January 31, 2021

A copy of the Overlease has been provided to LICENSEE.

Term of License:	1.	The term of the LICENSE shall be March 1, 2015 to January 30, 2021 (the “Term”), however either party can terminate this License on thirty (30) days written notice.

Scope of License:	2.	LICENSEE shall have a license to occupy and use one furnished office at 31248 Oak Crest Drive, Suite 110, Westlake Village, California 93063 (the “Demised Premises”). The Demised Premises are depicted by the cross-hatched area on Exhibit A, attached hereto. Pursuant to this License the LICENSEE shall also be provided the use of a telephone system solely for domestic calls, internet connection, networked printers, copier and access to reception areas and conference room space. LICENSEE shall be responsible for any fees or expenses associated with programming of telephones or computer equipment and for putting LICENSEE’s name on the door or directory.

Use of Premises:	3.	The Demised Premises may be used only for professional offices.

License Fee:	4.	Licensee agrees to pay to Licensor $12,000.00 as rent for the Demised Premises during the Term of this License. Rent shall be payable in advance in equal monthly installments of $1,000.00 each on the 1st day of the preceding calendar month, commencing on April 1, 2015 and continuing monthly until the end of the Term, except the first partial month’s rent shall be paid upon the execution of this License.

Security Deposit:	5.	Licensee has deposited with Licensor the sum of $1,000.00 as security for the full and faithful performance and observance by Licensee of the terms, covenants and conditions of this License. If Licensee shall fully and faithfully observe and perform all of the terms, covenants and conditions of this License, the security, without interest, shall be returned to Licensee after the end of the term of this License and the delivery of possession of the demised premises to Licensor.

Notices:	6.	All notices in the LICENSE shall be sent by personal delivery, certified mail, “return receipt requested” or recognized overnight carrier.
Subject to
Overlease:	7.	The LICENSE is subject to the Overlease. It is also subject to any agreement to which the Overlease is subject. LICENSEE understands that it is subject to the Overlease and that the LICENSEE will not violate it in any way.
Adopting the
Over-Lease:	8.	The provisions of the Overlease are part of this LICENSE.

No authority:	9.	The LICENSEE, has no authority to contact or make any agreement with the Landlord about the Demised Premises or the Overlease. The LICENSEE, may not pay rent or other charges to the Landlord, but shall only make payments to the LICENSOR.

Successors:	10.	Unless otherwise stated, the LICENSE is binding on all parties who lawfully succeed to the rights or take the place of the LICENSOR or you, the LICENSEE. Examples are an assign, heir, or a legal representative such as an executor of your will or administrator of your estate.

Changes:	11.	This LICENSE can be changed only by an agreement in writing signed by parties to the LICENSE.

Rider:	12.	The terms and conditions set forth in the attached RIDER are expressly incorporated herein and made a part of this LICENSE.

LICENSOR: Interlink Electronics, Inc.	LICENSEE: BKF Capital Group, Inc.

By: /s/ Gary Rubin	By: /s/ Steven N. Bronson

Print Name: Gary Rubin	Print Name:Steven N. Bronson
Title: Controller	Title:CEO